Columbia Funds Series Trust I - Annual N-SAR report for the period ending 3/31/11

Columbia Blended Equity Fund
Columbia Bond Fund
Columbia Corporate Income Fund (formerly, Columbia Income Fund)
Columbia Emerging Markets Fund
Columbia Energy and Natural Resources Fund
Columbia Intermediate Bond Fund
Columbia International Growth Fund
Columbia Mid Cap Core Fund
Columbia Pacific/Asia Fund
Columbia Select Large Cap Growth Fund
Columbia Select Opportunities Fund
Columbia Select Small Cap Fund
Columbia Short-Intermediate Bond Fund
Columbia Value and Restructuring Fund
Columbia U.S. Treasury Index Fund
Columbia World Equity Fund
(each a "Fund", collectively the "Funds")


Item 77B - Accountant's report on internal control

Report of Independent Registered Public Accounting Firm


To the Trustees and Shareholders of Columbia Funds Series Trust I

In planning and performing our audits of the financial statements of Columbia U.S. Treasury Index Fund, Columbia World Equity Fund, Columbia Corporate Income Fund, Columbia Intermediate Bond Fund, Columbia Bond Fund, Columbia Energy and Natural Resources Fund, Columbia Select Large Cap Growth Fund, Columbia Select Small Cap Fund, Columbia Value and Restructuring Fund, Columbia Emerging Markets Fund, Columbia International Growth Fund and Columbia Pacific/Asia Fund (each a series of Columbia Funds Series Trust I and hereafter collectively referred to as the "Funds") as of and for the year ended March 31, 2011, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or dispositionof a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2011.




This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
May 20, 2011




Item 77C - Matters submitted to a vote of security holders:

Columbia Blended Equity Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Large Cap Core Fund (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
56,944,678     3,314,330        1,150,653       0

The Reorganization was effective on March 14, 2011.


Columbia Bond Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
580,304,573   2,412,630         2,209,594       0


Columbia Corporate Income Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
314,248,609   8,371,927         4,925,324       0


Columbia Emerging Markets Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
253,384,921   8,642,723         4,285,787       0

Columbia Energy and Natural Resources Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
415,705,167   19,918,940        11,008,276      0


Columbia Intermediate Bond Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against    Abstentions     Broker Non-Votes
1,096,164,358  413,329,174     7,626,156       0


Columbia International Growth Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Multi-Advisor International Equity Fund (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization"). The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
97,154,122    676,237           292,915         0

The Reorganization was effective on April 11, 2011.


Columbia Mid Cap Core Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Strategic Investor Fund (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund. The proposal was approved as follows:

Votes For    Votes Against    Abstentions     Broker Non-Votes
43,241,658   338,403          399,777          0

The Reorganization was effective on March 14, 2011.


Columbia Pacific/Asia Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
30,994,030     1,257,626        398,387         0


Columbia Select Large Cap Growth Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For      Votes Against    Abstentions     Broker Non-Votes
2,900,175,555   17,174,093      14,147,069      0


Columbia Select Opportunities Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Strategic Investor Fund (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
69,964,782    427,871           304,094         0

The Reorganization was effective on March 14, 2011.


Columbia Select Small Cap Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions    Broker Non-Votes
374,436,085   8,435,282         1,392,243       0


Columbia Short-Intermediate Bond Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Bond Fund (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund. The proposal was approved as follows:

Votes For    Votes Against    Abstentions    Broker Non-Votes
203,022,620  1,595,038        1,359,870      0

The Reorganization was effective on March 14, 2011.


Columbia Value and Restructuring Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For      Votes Against    Abstentions    Broker Non-Votes
3,045,050,680  169,825,850      63,177,181     0


Columbia World Equity Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Global Equity Fund (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund. The proposal was approved as follows:

Votes For     Votes Against    Abstentions    Broker Non-Votes
29,529,406    1,100,544        1,262,299      0





Item 77E - Legal Proceedings:


Information Regarding Pending and
Settled Legal Proceedings

In June 2004, an action captioned John E. Gallus et al. v. American Express Financial Corp. and American Express Financial Advisors
Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several American Express Company (now known as RiverSource) mutual funds and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940. The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States District Court for the District of Minnesota (the District Court). In response to defendants' motion to dismiss the complaint, the District Court dismissed one of plaintiffs' four claims and granted plaintiffs limited discovery. Defendants moved for summary judgment in April 2007. Summary judgment was granted in the defendants' favor on July 9, 2007. The plaintiffs filed a notice of appeal with the Eighth Circuit Court of Appeals (the Eighth Circuit) on August 8,
2007. On April 8, 2009, the Eighth Circuit reversed summary judgment and remanded to the District Court for further proceedings.
On August 6, 2009, defendants filed a writ of certiorari with the U.S. Supreme Court (the Supreme Court), asking the Supreme Court to stay the District Court proceedings while the Supreme Court considers and rules in a case captioned Jones v. Harris Associates, which involves issues of law similar to those presented in the Gallus case.
On March 30, 2010, the Supreme Court issued its ruling in Jones v. Harris Associates, and on April 5, 2010, the Supreme Court vacated the Eighth Circuit's decision in the Gallus case and remanded the case to the Eighth Circuit for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On June 4,
2010, the Eighth Circuit remanded the Gallus case to the District
Court for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On December 9, 2010, the District Court reinstated its July 9, 2007, summary judgment order in favor of the defendants. On January 10, 2011, plaintiffs filed a notice of appeal with the Eighth Circuit.

In December 2005, without admitting or denying the allegations, American Express Financial Corporation (AEFC, which is now known as Ameriprise Financial, Inc. (Ameriprise Financial)), entered into settlement agreements with the Securities and Exchange
Commission (SEC) and Minnesota Department of Commerce
(MDOC) related to market timing activities. As a result, AEFC was censured and ordered to cease and desist from committing or causing any violations of certain provisions of the Investment Advisers Act of 1940, the Investment Company Act of 1940, and various
Minnesota laws. AEFC agreed to pay disgorgement of $10 million and civil money penalties of $7 million. AEFC also agreed to retain an independent distribution consultant to assist in developing a plan for distribution of all disgorgement and civil penalties ordered by the SEC in accordance with various undertakings detailed at http://www.sec.gov/litigation/admin/ia-2451.pdf. Ameriprise
Financial and its affiliates have cooperated with the SEC and the MDOC in these legal proceedings, and have made regular reports to the RiverSource, Seligman and Threadneedle funds' Boards of Directors/Trustees.

Ameriprise Financial and certain of its affiliates have historically been involved in a number of legal, arbitration and regulatory proceedings, including routine litigation, class actions, and governmental actions, concerning matters arising in connection with the conduct of their business activities. Ameriprise Financial believes that the Funds are not currently the subject of, and that neither Ameriprise Financial nor any of its affiliates are the subject of, any pending legal, arbitration or regulatory proceedings that are likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds. Ameriprise Financial is required to make 10-Q, 10-K and, as necessary, 8-K filings with the Securities and Exchange Commission on legal and regulatory matters that relate to Ameriprise Financial and its affiliates. Copies of these filings may be obtained by accessing the SEC website at www.sec.gov.

There can be no assurance that these matters, or the adverse publicity associated with them, will not result in increased fund redemptions, reduced sale of fund shares or other adverse consequences to the Funds. Further, although we believe proceedings are not likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds, these proceedings are subject to uncertainties and, as such, we are unable to estimate the possible loss or range of loss that may result. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties or other relief that could have a material adverse effect on the consolidated financial condition or results of operations of Ameriprise Financial.


Item 77H: Changes in Control of Registrant

Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia Emerging Markets Fund
As of September 30, 2010
Name of Person           Ownership % of Series
Charles Schwab & Co Inc  30.32%
PACE                     26.55%


As of March 31, 2011
Name of Person           Ownership % of Series



Changes in Control Persons
Name of Person           Ownership % of Series  Date/Description of
                                                Transaction(s) Became a, or
                                                Ceased to be, Control Person



Columbia Value & Restructuring Fund
As of September 30, 2010
Name of Person            Ownership % of Series
Charles Schwab & Co Inc   25.82%



As of March 31, 2011
Name of Person            Ownership % of Series


Changes in Control Persons
Name of Person            Ownership % of Series  Date/Description of
                                                 Transaction(s) Became a, or
                                                 Ceased to be, Control Person





Item 77M/77Q1(g) - Mergers:

The series of Columbia Funds Series Trust I listed in the table below in the column captioned "Acquiring Funds" (each an "Acquiring Fund") became the surviving entity in a reorganization (each a "Reorganization") with the series of Columbia Funds Series Trust or Columbia Funds Series Trust I, as applicable, listed next to it under the column of the table below captioned "Acquired Fund" (each an "Acquired Fund"):

Acquired Funds                          Acquiring Funds
Columbia Core Bond Fund*                Columbia Bond Fund
Columbia Short-Intermediate Bond Fund*  Columbia Bond Fund
Columbia Total Return Bond Fund**       Columbia Intermediate Bond Fund

* - A series of Columbia Funds Series Trust I
** - A series of Columbia Funds Series Trust

In September 2010, the Boards of Trustees of Columbia Funds Series Trust and Columbia Funds Series Trust I each approved an agreement and plan of reorganization (the "Agreement and Plan") providing for the sale of all of the assets of an Acquired Fund to, and the assumption of all of the liabilities and obligations of that Acquired Fund by, the respective Acquiring Fund, in complete liquidation of the Acquired Fund. At a meeting of shareholders held on February 15, 2011, shareholders of each Acquired Fundapproved the Agreement and Plan with respect to the applicable Reorganization.

Effective on March 14, 2011, each Acquiring Fund acquired all the assets of, and assumed all the liabilities and obligations of, the respective Acquired Fund, in complete liquidation of such Acquired Fund. Shareholders of each class of shares of an Acquired Fund received shares of the corresponding share class of the Acquiring Fund in accordance with the Agreement and Plan.

The registration statement of Columbia Funds Series Trust I on Form N-14, which was filed with the Securities and Exchange Commission on December 29, 2010 (accession no. 0001193125-10-289190), is incorporated by reference, including without limitation the Agreement and Plan filed as Exhibit (4) to the registration statement and the applicable prospectus/proxy statement describing the applicable Reorganization.